Exhibit 10.3

The 2020 Performance Share Award Program (the “Program”) will measure total shareholder return (TSR) on an absolute basis and relative to peers (in accordance with the matrix provided below) coupled with an improved EBITDA margin metric, weighted 75% and 25%, respectively. Added together, these will determine performance at the end of the program and award outcomes. TSR will be measured over a three-year period beginning January 1, 2020 and ending December 31, 2022 (the “Performance Period”). The EBITDA margin metric will be measured solely on Fiscal Year 2022 performance. Participants can earn between 0% and 200% of the target award.

TSR Matrix (75% Weight)

			Payout Matrix (% of target)¹
Relative Total Shareholder Return (TSR) ²	Max	75th Percentile	75%	125%	150%	200%
	Target	50th Percentile	50%	100%	125%	150%
	Thresh.	25th Percentile	30%	50%	75%	125%

			Absolute 3-Year Cumulative TSR
			25.0%	50.0%	100.0%	150.0%
			Threshold	Target	Superior	Maximum

Adjusted EBITDA Margin³ in FY2022 (25% Weight)

	Threshold	Target	Maximum
Adjusted EBITDA Margin %	9.5%	11.5%	13.5%
Payout Range (% of target)[1]	30%	100%	200%

Threshold absolute TSR would act as a “gate” and performance below this level (i.e., 25%) would result in a zero payout for the TSR metric; however, payouts under the EBITDA margin metric would still be possible.

“Total Shareholder Return” means, with respect to each of the common stock of each of the other members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the other members of the Peer Group, the beginning stock price will be based on the average closing price on the principal stock exchange on which the stock then traded for the last 20 trading days prior to January 1, 2020, and the ending stock price will be based on the average closing price on the principal stock exchange on which the stock then trades for the last 20 trading days prior to January 1, 2023. For RYAM this represents a starting stock price of $3.89.

¹ Final calculation is interpolated based on actual results
² The S&P SmallCap 600 Capped Materials Index defines the peer companies used to calculate Relative TSR
3 Adjusted EBITDA margin is calculated excluding duties paid

Exhibit 10.3

The “Peer Group” used for relative TSR measurement means the Company and the companies listed on the S&P SmallCap 600 Capped Materials Index as of 1/1/20. In terms of mandatory adjustments to the Peer Group during the Performance Period: (i) if any member of the Peer Group files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, any member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; (iii) if any member of the Peer Group experiences any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in capital structure, then the beginning stock price used to determine such member's Total Shareholder Return will be adjusted to appropriately reflect such event.

The final number of shares of RYAM stock to be granted in respect of an award will be determined as follows:

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The performance payouts will be interpolated among the payout boxes based on final performance (absolute and relative TSR and EBITDA margin improvement) and final payout will be determined by the Compensation Committee and communicated separately.

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Payment, if any, will be made in RYAM stock, and may be reduced, to the extent allowed under applicable regulations, by the number of shares of stock equal in value to the amount needed to cover associated tax liabilities whether sold on the market or reclaimed by the company to cover the cash taxes.

•	Dividend equivalents and interest if applicable, will be paid in cash on the number of RYAM shares of stock earned under the Program.

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Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.

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Total awards will be valued on March 1, 2022, following the end of the three-year performance period. Awards, including dividends and interest, will be distributed to participants as soon as practicable following the valuation dates.

•	Final awards will be prorated and distributed in cases of retirement, death, or disability in accordance with Plan provisions.

There are three levels of participants in the plan:

Executive Officers (Eligible Participants in Grades E3 and above)

•	100% of the award value is granted in Performance Shares with a three-year measurement period.

Senior Executives (Eligible Participants in Grades E1 and E2)

•	50% of the award value is granted in Performance Shares with a three-year measurement period.

•	50% of the award value is granted in Restricted Stock Units with a three-year cliff vest.

Non-Executive Participants (Eligible Participants in Grades P5 or M3 through M5)

•	30% of the award value is granted in Performance Shares with a three-year measurement period.

•	70% of the award value is granted in Restricted Stock Units with a three-year cliff vest.